Exhibit 99.1

Contact at 214/432-2000

Steven R. Rowley President & CEO D. Craig Kesler Executive Vice President & CFO Robert S. Stewart Executive Vice President

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

FISCAL YEAR AND FOURTH QUARTER RESULTS

DALLAS, TX (May 16, 2012) – Eagle Materials Inc. (NYSE: EXP) today reported financial results for fiscal year 2012 and the fiscal fourth quarter ended March 31, 2012. Notable items for the fiscal year and quarter include:

•	Fiscal year 2012 revenues of $495.0 million, up 7%

•	Fiscal year 2012 cash flow from operations of $60.2 million, up 37%

•	Fiscal year 2012 net earnings per diluted share of $0.42, up 24%

•	Fourth quarter revenues of $116.8 million, up 22%

•	Fourth quarter net earnings per diluted share of $0.20 compared to a loss of $0.25

Eagle’s low cost operations continued to execute well during fiscal 2012 and we are beginning to see improving construction activity across most of our markets. Eagle’s earnings began to improve during the second half of fiscal 2012 and accelerated during the fourth quarter.

Fiscal 2012 segment operating earnings increased 14% reflecting improved sales volumes in our cement and paperboard businesses and higher cement, wallboard and paperboard net sales prices as compared to the prior year. Improved fiscal 2012 operating cash flow was used to fund capital expenditures, primarily cost reduction projects, pay dividends and reduce debt which further strengthened our financial position. Eagle ended the year with a healthy net debt-to-capitalization ratio of 35%.

Cement, Concrete and Aggregates

Fiscal 2012 operating earnings from Cement were $46.9 million, an increase of 3% compared to fiscal 2011. Revenues from Cement, including joint venture and intersegment sales, were $244.0 million for fiscal 2012, 8% higher than last year.

Operating earnings from Cement during the fourth quarter were $7.5 million, a 60% increase from the same quarter a year ago. The earnings increase primarily reflects improved sales volumes and sales prices offset by $2.0 million of additional maintenance costs incurred this quarter versus the prior year quarter. Cement revenues for the quarter, including joint venture and intersegment revenues, totaled $49.8 million, 23% greater than the same quarter last year. Cement sales volumes for the quarter were 532,000 tons, 20% higher than the same quarter a year ago. The average net sales price for this quarter was $84.08 per ton, 2% higher than the same quarter last year.

Concrete and Aggregates reported a fiscal 2012 operating loss of $1.1 million versus operating earnings of $0.8 million one year earlier. Revenues from Concrete and Aggregates were $44.8 million for fiscal 2012, 3% higher than last year.

Gypsum Wallboard and Paperboard

Fiscal 2012 operating earnings from Gypsum Wallboard and Paperboard were $23.3 million, an increase of 74% compared to fiscal 2011. Revenues from Gypsum Wallboard and Paperboard were $295.9 million for fiscal 2012, 9% higher than last year’s revenues.

Gypsum Wallboard and Paperboard reported fourth quarter operating earnings of $15.1 million compared to an operating loss of $0.4 million in the same quarter last year. The increase in operating earnings was primarily due to higher net wallboard sales prices and increased paperboard sales volumes offset by lower wallboard sales volumes.

Gypsum Wallboard and Paperboard revenues for the fourth quarter totaled $79.9 million, a 23% increase from the same quarter a year ago. The average Gypsum Wallboard net sales price for this quarter was $118.86 per MSF, 39% greater than the same quarter a year ago. Gypsum Wallboard sales volumes of 397 million square feet (MMSF) were down approximately 7% from the prior year’s fourth quarter. The average Paperboard net sales price this quarter was $505.93 per ton, 1% greater than the same quarter a year ago. Paperboard sales volumes for the quarter were 56,000 tons, 17% greater than the same quarter a year ago.

Details of Financial Results

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 4 for a reconciliation of the amounts referred to above.

About Eagle Materials Inc.

Eagle Materials Inc. manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard, Concrete and Aggregates from 25 facilities across the US. The Company is headquartered in Dallas, Texas.

EXP’s senior management will conduct a conference call to discuss the financial results, forward looking information and other matters at 2:00 p.m. Eastern Time (1:00 p.m. Central Time) on Wednesday, May 16, 2012. The conference call will be webcast simultaneously on the EXP Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact EXP at 214-432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); possible outcomes of pending or future litigation or arbitration proceedings; changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and in its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2011. These reports are filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

For additional information, contact at 214/432-2000.

Steven R. Rowley

President and Chief Executive Officer

D. Craig Kesler

Executive Vice President and Chief Financial Officer

Robert S. Stewart

Executive Vice President, Strategy, Corporate Development and Communications

(1)	Statement of Consolidated Earnings

(2)	Revenues and Earnings by Lines of Business (Quarter and Fiscal Year)

(3)	Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(4)	Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Statement of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
Revenues	$116,801	$95,381	$495,023	$462,180

Cost of Goods Sold	101,885	97,624	454,546	426,603

Gross Profit (Loss)	14,916	(2,243)	40,477	35,577

Equity in Earnings of Unconsolidated JV	7,368	6,365	28,528	24,233

Corporate General and Administrative Expense	(6,099)	(4,607)	(19,617)	(16,667)

Other Operating (Expense) Income	(271)	(244)	356	840

Other Non-Operating Expense	—	(10,701)	(9,117)	(10,701)

Earnings (Loss) before Interest and Income Taxes	15,914	(11,430)	40,627	33,282

Interest Expense, Net	(3,269)	(3,416)	(16,621)	(16,520)

Loss on Debt Retirement	—	—	(2,094)	—

Earnings (Loss) before Income Taxes	12,645	(14,846)	21,912	16,762

Income Tax (Expense) Benefit	(3,642)	4,041	(3,180)	(1,913)

Net Earnings (Loss)	$9,003	$(10,805)	$18,732	$14,849

NET EARNINGS (LOSS) PER SHARE
Basic	$0.20	$(0.25)	$0.42	$0.34

Diluted	$0.20	$(0.25)	$0.42	$0.34

AVERAGE SHARES OUTSTANDING
Basic	44,307,678	43,993,297	44,224,924	43,891,817

Diluted	44,761,812	43,993,297	44,515,981	44,251,276

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$61,247	$50,657	$217,633	$204,560
Gypsum Paperboard	18,623	14,155	78,309	67,153

	79,870	64,812	295,942	271,713

Cement (Wholly Owned)	27,556	21,134	154,233	146,786

Concrete and Aggregates	9,375	9,435	44,848	43,681

Total Revenues	$116,801	$95,381	$495,023	$462,180

Segment Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$10,338	$(2,719)	$6,264	$1,242
Gypsum Paperboard	4,774	2,299	16,988	12,086

	15,112	(420)	23,252	13,328

Cement:
Wholly Owned	90	(1,694)	18,322	21,455
Joint Venture	7,368	6,365	28,528	24,233

	7,458	4,671	46,850	45,688
Concrete and Aggregates	(286)	(129)	(1,097)	794

Other, net	(271)	(244)	356	840

Sub-total	22,013	3,878	69,361	60,650

Corporate General and Administrative Expense	(6,099)	(4,607)	(19,617)	(16,667)
Other Non-Operating Expense	—	(10,701)	(9,117)	(10,701)

Earnings before Interest and Income Taxes	15,914	(11,430)	40,627	33,282

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Joint Venture Revenues

(unaudited)

	Sales Volume
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
Gypsum Wallboard (MMSF’s)	397	428	1,633	1,665

Cement (M Tons):
Wholly Owned	323	236	1,857	1,718
Joint Venture	209	209	866	823

	532	445	2,723	2,541

Paperboard (M Tons):
Internal	17	19	71	72
External	39	29	159	144

	56	48	230	216
Concrete (M Cubic Yards)	116	122	507	475

Aggregates (M Tons)	375	466	2,221	2,564

	Average Net Sales Price*
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
Gypsum Wallboard (MSF)	$118.86	$85.68	$98.79	$91.79
Cement (Ton)	$84.08	$82.32	$81.42	$80.83
Paperboard (Ton)	$505.93	$501.00	$515.97	$483.03
Concrete (Cubic Yard)	$63.30	$57.36	$63.83	$62.77
Aggregates (Ton)	$5.62	$5.40	$5.89	$5.61

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues
	Quarter Ended March 31,		Fiscal Year Ended March 31,
	2012	2011	2012	2011
Intersegment Revenues:
Cement	$561	$536	$3,605	$4,086
Paperboard	9,757	10,311	40,485	37,622
Concrete and Aggregates	108	95	667	555

	$10,426	$10,942	$44,757	$42,263

Cement Revenues:
Wholly Owned	$27,556	$21,134	$154,233	$146,786
Joint Venture	21,653	18,963	86,140	74,912

	$49,209	$40,097	$240,373	$221,698

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	March 31,
	2012	2011
ASSETS
Current Assets –
Cash and Cash Equivalents	$6,481	$1,874
Accounts and Notes Receivable, net	56,197	43,855
Inventories	123,606	115,237
Federal Income Tax Receivable	1,133	9,088
Prepaid and Other Assets	4,424	4,572

Total Current Assets	191,841	174,626

Property, Plant and Equipment –	1,140,744	1,115,058
Less: Accumulated Depreciation	(560,236)	(512,228)

Property, Plant and Equipment, net	580,508	602,830
Investments in Joint Venture	38,939	33,661
Notes Receivable	3,436	5,326
Goodwill and Intangibles	150,902	151,539
Other Assets	19,519	17,828

	$985,145	$985,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities –
Accounts Payable	$38,747	$30,339
Accrued Liabilities	33,619	39,187
Current Portion of Senior Notes	4,677	—

Total Current Liabilities	77,043	69,526

Long-term Liabilities	39,467	38,631
Bank Credit Facility	70,000	2,000
Senior Notes	192,259	285,000
Deferred Income Taxes	133,865	129,139
Stockholders’ Equity –
Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 45,269,493 and 44,447,428 Shares, respectively.	453	444
Capital in Excess of Par Value	37,692	24,859
Accumulated Other Comprehensive Losses	(5,516)	(2,893)
Retained Earnings	439,882	439,104

Total Stockholders’ Equity	472,511	461,514

	$985,145	$985,810